Exhibit 99.1

CHINA AUTO LOGISTICS INC.  Stock Symbol   CALI
Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461
Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Receives Nasdaq Letter Regarding Non-Compliance With Minimum Market Value Rule

TIANJIN, CHINA--(August 7, 2012) - China Auto Logistics Inc. (the "Company" or “CALI”) (NasdaqGM: CALI), one of China's leading developers of websites for buyers and sellers of imported and domestic automobiles, a top seller in China of imported luxury cars, and a leading provider of auto-related services, reported today it received a letter from the Listings Qualification Department of the Nasdaq Stock Market  (“NASDAQ”) stating that on August 1, 2012, for the previous 30 consecutive business days, the market value of publicly held shares (“MVPHS”) of the Company’s common stock (the “Common Stock”) had closed below the minimum $5 million requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(1)(C).

The letter states that the Company will be provided 180 calendar days, or until January 28, 2013, to regain compliance with the minimum MVPHS requirement. In accordance with Rule 5810(c)(3)(D), the Company can regain compliance if at any time during the 180-day period the closing MVPHS is at least $5 million for a minimum of 10 consecutive business days.  In the event the Company does not regain compliance with the MVPHS requirement prior to January 28, 2013, the Common Stock will be subject to delisting.

The Company intends to monitor the MVPHS of the Common Stock and may, if appropriate, consider implementing available options to regain compliance or submitting an application to transfer to The Nasdaq Capital Market.  However, there can be no assurance that the Company will be able to regain compliance or successfully transfer to The Nasdaq Capital Market.

Mr. Tong Shiping, Chairman and CEO of the Company, stated, “We continue to believe that the price of our stock does not reflect our strong record of achievement and the continuing growth in China’s luxury automobile market where we are a significant player.  We remain committed to growing our business and further believe that at some point investors will recognize our strengths and value our shares more realistically."

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China’s top sellers of imported luxury vehicles, and also manages China’s largest imported auto mall in Tianjin.  Additionally, it operates www.cali.com.cn, one of the leading automobile portals in China, as well as three major websites serving China’s auto dealers and their customers.  The Company also provides a growing variety of “one stop” automobile related services such as short term dealer financing.  Additional information about the Company is available at www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727